Exhibit 99.1

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 6, 2007) — Copart, Inc. (NASDAQ: CPRT) the largest provider of vehicle salvage disposition services in the United States, today reported results for the second quarter ended January 31, 2007.

During the three months ended January 31, 2007, revenue and income from continuing operations were $128.9 million and $30.4 million, respectively.  This represents a growth in revenue of $3.8 million or 3% and a growth in income from continuing operations of $4.3 million or 16% over the same quarter last year.  Fully diluted earnings per share (EPS) from continuing operations for the three months was $.32 compared to $.28 last year, an increase of 14%.

For the six months ended January 31, 2007, revenue and income from continuing operations were $261.0 million and $60.7 million, respectively.  This represents a growth in revenue of $19.2 million or 8% and a growth in income from continuing operations of $12.0 million or 25% over the same period last year.  Fully diluted earnings per share (EPS) from continuing operations for the six months was $.65 compared to $.53 for the same period last year, an increase of 23%.

Same store sales, excluding the revenue associated with the public auction business which we exited in fiscal 2006, increased by 3% and 8% for the three and six months ended January 31, 2007, respectively.

The operating results for the first and second quarters of 2006 were adversely affected by incremental costs incurred as a result of hurricanes in the Gulf coast region and were estimated to be approximately $4.9 million and $9.5 million for the three and six month periods ended January 31, 2006, respectively.  At the end of the current quarter, virtually all of the incremental salvage vehicles received as a result of the hurricanes have been sold.  The processing of the hurricane vehicles has had, in certain historical periods, a negative impact on gross and operating margin percentages.

On Wednesday, March 7, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznrsssvrxsll.  A replay of the call will be available through March 13, 2007 by calling (888) 203-1112.  Use confirmation code #1943979.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 124 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2007	2006	2007	2006

Revenues	$128,925	$125,099	$261,046	$241,839

Operating costs and expenses:
Yard operations	68,536	74,524	138,767	143,731
General and administrative	15,225	13,560	30,223	27,093
Total operating expenses	83,761	88,084	168,990	170,824
Operating income	45,164	37,015	92,056	71,015

Other income (expense):
Interest income, net	3,283	1,805	6,310	3,581
Other income, net	245	753	895	1,388
Equity in losses of unconsolidated investment	—	(849)	(2,216)	(849)
Total other income	3,528	1,709	4,989	4,120
Income from continuing operations before income taxes	48,692	38,724	97,045	75,135
Income taxes	18,300	12,606	36,310	26,441
Income from continuing operations	30,392	26,118	60,735	48,694
Discontinued operations:
Loss from discontinued operations, net of income tax effects	—	(18,265)	—	(18,027)
Net income	$30,392	$7,853	$60,735	$30,667
Earnings per share-basic
Income from continuing operations	$0.33	$0.29	$0.67	$0.54
Loss from discontinued operations	—	(0.20)	—	(0.20)
Basic net income per share	$0.33	$0.09	$0.67	$0.34
Weighted average shares outstanding	90,752	90,401	90,625	90,393

Earnings per share-diluted
Income from continuing operations	$0.32	$0.28	$0.65	$0.53
Loss from discontinued operations	—	(0.20)	—	(0.20)
Diluted net income per share	$0.32	$0.08	$0.65	$0.33
Weighted average shares and dilutive potential common shares outstanding	93,682	92,636	93,523	92,248

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2007	July 31, 2006
ASSETS

Current assets:
Cash and cash equivalents	$124,053	$126,590
Short-term investments	195,885	148,725
Accounts receivable, net	112,174	99,959
Vehicle pooling costs	31,171	29,148
Income taxes receivable	5,340	2,064
Prepaid expenses and other assets	3,999	4,864
Total current assets	472,622	411,350
Property and equipment, net	352,385	341,943
Intangibles, net	1,507	1,874
Goodwill	112,291	112,291
Deferred income taxes	7,184	5,137
Land purchase options and other assets	23,038	22,110
Total assets	$969,027	$894,705

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$58,787	$60,770
Deferred revenue	14,728	15,372
Deferred income taxes	7,225	7,191
Total current liabilities	80,740	83,333
Other liabilities	1,502	1,402
Total liabilities	82,242	84,735
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 91,232 and 90,445 shares issued and outstanding at January 31, 2007 and July 31, 2006, respectively	292,200	276,052
Accumulated other comprehensive loss	(105)	(37)
Retained earnings	594,690	533,955
Total shareholders’ equity	886,785	809,970
Total liabilities and shareholders’ equity	$969,027	$894,705